Exhibit 99.01

Contacts:	Investors	Media
	Matt Rhodes	Diane Carlini
	Intuit Inc.	Intuit Inc.
	650-944-2536	650-944-6251
	matthew_rhodes@intuit.com	diane_carlini@intuit.com

Intuit Reports Strong Second-Quarter Results

TurboTax Online Unit Growth of 12 Percent and QuickBooks Online
Subscriber Growth of 49 Percent Drive Momentum

MOUNTAIN VIEW, Calif. - Feb. 25, 2016 - Intuit Inc. (Nasdaq: INTU) announced financial results for the second quarter of fiscal 2016. The company’s fiscal second quarter ended Jan. 31.
“We’re out of the gates strong in the first half of fiscal 2016. We grew revenue 23 percent in the second quarter, and exceeded our guidance across the board. We also saw record QuickBooks Online subscriber growth in this quarter, with over 80 percent of customers new to the Intuit franchise,” said Brad Smith, Intuit’s chairman and chief executive officer.
“Our tax strategy is focused on expanding the do-it-yourself software category while driving customer growth and share gains, particularly in the simple returns segment. As we shared today, TurboTax units grew 9 percent through February 20, demonstrating we’re off to a strong start. Early adoption has been driven by product innovation, as we continue on our journey to reimagine tax preparation.”

Financial Highlights
In the second quarter Intuit:

•	Reported 23 percent revenue growth, which includes the impact of ratable revenue recognition for certain desktop software offerings and an extra weekend day in January versus last year for tax filers.

Intuit Reports Second Quarter Fiscal 2016 Earnings

•	Reported TurboTax Online units grew 12 percent year to date through Feb. 20, versus the comparable prior-year period. Total TurboTax units grew 9 percent.

•	Increased total QuickBooks Online subscribers by 49 percent.

•	Repurchased 4.8 million of its common shares for $455 million.
Unless otherwise noted, all growth rates refer to the current period versus the comparable prior-year period, and the business metrics and associated growth rates refer to worldwide business metrics.

Business Segment Results
The segment results below reflect the treatment of assets held for sale, including QuickBase, Quicken and Demandforce, as discontinued operations.
Small Business

•	Total Small Business segment revenue increased 7 percent.

•	Small business online ecosystem revenue grew approximately 23 percent for the quarter, as online customer acquisition continues to drive growth.

◦	Added nearly 100,000 QuickBooks Online subscribers in the quarter, bringing the total to 1,257,000 customers worldwide as of the end of January.

▪	Grew QuickBooks Self-Employed subscribers to 50,000, up from 35,000 in the last quarter.

◦	Grew QuickBooks Online users outside the U.S. by roughly 80 percent, to 230,000 paying subscribers.

◦	Increased online payments customers by 5 percent, and online payments charge volume by 17 percent.

◦	Grew online payroll customers by 17 percent.

Consumer and Professional Tax

•
Consumer Tax revenue was up 29 percent, driven by an extra weekend day in January versus last year for tax filers. Intuit reiterated fiscal 2016 Consumer Tax revenue growth guidance of 5 percent to 7 percent.

•	ProTax grew revenue to $84 million, driven by changes to desktop offerings that affected the timing of revenue recognition.

Intuit Reports Second Quarter Fiscal 2016 Earnings

Intuit will provide a final tax unit update in April after the tax season ends.

Snapshot of Second-quarter Results

GAAP				Non-GAAP
	Q2 FY 16	Q2 FY 15	Change	Q2 FY 16	Q2 FY 15	Change
Revenue	$923	$749	23%	$923	$749	23%
Operating Income (Loss)	$42	($89)	NM	$114	($22)	NM
EPS	$0.09	($0.23)	NM	$0.25	($0.06)	NM
Dollars are in millions, except earnings per share (EPS). See “About Non-GAAP Financial Measures” below for more information regarding financial measures not prepared in accordance with Generally Accepted Accounting Principles (GAAP). Q2 FY16 results reflect the impact of changes to certain desktop software offerings; revenue for those offerings is recognized as services are delivered, rather than up front. Q2 FY16 results also reflect the treatment of assets held for sale as discontinued operations.

Capital Allocation Summary
In the second quarter the company:

•	Repurchased 4.8 million shares for $455 million, with $900 million remaining on its authorization as of January 31.

•	Received board approval for a $0.30 per share dividend for the fiscal third quarter, payable on April 18. This represents a 20 percent increase versus last year.

Forward-looking Guidance
“I’m pleased with our performance for the first half of our fiscal year. Based on these results, we’re on pace to deliver against our full-year guidance,” Smith said. “That’s why we’ll continue to play offense, with investing for customer growth remaining our first priority. We have lots of opportunity in front of us, and we remain deeply committed to accelerating customer and revenue growth.”

Intuit Reports Second Quarter Fiscal 2016 Earnings

Intuit announced guidance for the third quarter of fiscal year 2016, which ends April 30. The company expects:

•
Revenue of $2.21 billion to $2.26 billion, growth of 4 to 6 percent. Third-quarter revenue growth guidance reflects the shift of Consumer Tax revenue into the second quarter due to an extra weekend day in January versus last year for tax filers.

•	GAAP operating income of $1.20 billion to $1.22 billion, growth of 13 to 14 percent.

•	Non-GAAP operating income of $1.28 billion to $1.30 billion, growth of 5 to 6 percent.

•	GAAP earnings per share of $2.95 to $3.00, versus $1.78 in the year-ago quarter.

•	Non-GAAP earnings per share of $3.15 to $3.20, growth of 11 to 12 percent.

•	QuickBooks Online subscribers of approximately 1.38 million.

Intuit reiterated its revenue, operating income and earnings per share guidance for fiscal 2016:

•	Revenue of $4.525 billion to $4.600 billion, growth of 8 to 10 percent.

•	GAAP operating income of $1.115 billion to $1.145 billion, growth of 51 to 55 percent.

•	Non-GAAP operating income of $1.450 billion to $1.480 billion, growth of 27 to 30 percent.

•	GAAP diluted EPS of $2.55 to $2.60, versus $1.28 in fiscal 2015, which included goodwill and intangible asset impairment charges.

•	Non-GAAP diluted EPS of $3.45 to $3.50, growth of 33 to 35 percent.
Intuit also narrowed its full-year guidance range for QuickBooks Online subscribers, to 1.475 million to 1.500 million.

Intuit Reports Second Quarter Fiscal 2016 Earnings

Management Rotation Planned for May 1, 2016
Effective May 1, Dan Wernikoff, executive vice president and general manager of Intuit’s Small Business Group, will become general manager of the Consumer Tax Group. At the same time, Sasan Goodarzi, executive vice president and general manager of the Consumer Tax Group, will take over as head of the Small Business Group.
As the company accelerates its journey to becoming a single Intuit ecosystem, strengthening and developing senior talent is critical. This rotation enables Intuit’s Small Business and Consumer Tax leaders to develop deep empathy for each of the company’s core customers, as well as an understanding and appreciation of the collective products and technologies in the Intuit ecosystem.
“We’re able to make leadership moves like this from a position of strength,” said Smith. “We’ve got great momentum and a strong outlook in both Small Business and Consumer Tax, and I’m excited to watch that momentum continue.”

Conference Call Details
Intuit executives will discuss the financial results on a conference call at 1:30 p.m. Pacific time today, Feb. 25. To hear the call, dial 866-348-8108 in the United States or 908-982-4619 from international locations. No reservation or access code is needed. The conference call can also be heard live at http://investors.intuit.com/events/default.aspx. Prepared remarks for the call will be available on Intuit’s Investor Relations website after the call ends.

Replay Information
A replay of the conference call will be available for one week by calling 888-266-2081, or 703-925-2533 from international locations. The access code for this call is 1668417.
The audio webcast will remain available on Intuit’s website for one week after the conference call.

Intuit Reports Second Quarter Fiscal 2016 Earnings

About Intuit
Intuit Inc. creates business and financial management solutions that simplify the business of life for small businesses, consumers and accounting professionals.
Its flagship products and services include QuickBooks® and TurboTax®, which make it easier to manage small businesses and tax preparation and filing. Mint.com provides a fresh, easy and intelligent way for people to manage their money, while ProSeries® and Lacerte® are Intuit's leading tax preparation offerings for professional accountants.
Founded in 1983, Intuit had revenue of $4.2 billion in its fiscal year 2015. The company has approximately 7,700 employees with major offices in the United States, Canada, the United Kingdom, India and other locations. More information can be found at www.intuit.com.

About Non-GAAP Financial Measures
This press release and the accompanying tables include non-GAAP financial measures. For a description of these non-GAAP financial measures, including the reasons management uses each measure, and reconciliations of these non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with Generally Accepted Accounting Principles, please see the section of the accompanying tables titled "About Non-GAAP Financial Measures" as well as the related Table B1, Table B2, and Table E. A copy of the press release issued by Intuit today can be found on the investor relations page of Intuit's Web site.

Cautions About Forward-looking Statements
This press release contains forward-looking statements, including forecasts of expected growth and future financial results of Intuit and its reporting segments; Intuit’s prospects for the business in fiscal 2016 and beyond; expectations regarding Intuit’s growth outside the US; expectations regarding timing and growth of revenue for each of Intuit’s reporting segments and from current or future products and services; expectations regarding customer growth; expectations regarding changes to our products and their impact on Intuit’s business; expectations regarding the amount and timing of any future dividends or share repurchases; expectations regarding availability of our offerings; expectations regarding the impact of our strategic decisions on Intuit’s business; and all of the statements under the heading “Forward-looking Guidance”.
Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause our actual results to differ materially from the expectations expressed in the forward-looking statements. These factors include, without limitation, the following: inherent difficulty in predicting consumer behavior; difficulties in receiving, processing, or filing customer tax submissions; consumers may not respond as we expected to our advertising and promotional activities; product introductions and price competition from our competitors can have unpredictable negative effects on our revenue, profitability and market position; governmental encroachment in our tax businesses or other governmental activities or public policy affecting the preparation and filing of tax returns could negatively affect our operating results and market position; we may not be able to successfully innovate and introduce new offerings and business models to meet our growth and profitability objectives, and current and future offerings may not adequately address customer needs and may not achieve broad market acceptance, which could harm our operating results and financial condition; business interruption or failure of our

Intuit Reports Second Quarter Fiscal 2016 Earnings

information technology and communication systems may impair the availability of our products and services, which may damage our reputation and harm our future financial results; as we upgrade and consolidate our customer facing applications and supporting information technology infrastructure, any problems with these implementations could interfere with our ability to deliver our offerings; any failure to properly use and protect personal customer information and data could harm our revenue, earnings and reputation; if we are unable to develop, manage and maintain critical third party business relationships, our business may be adversely affected; increased government regulation of our businesses may harm our operating results; if we fail to process transactions effectively or fail to adequately protect against potential fraudulent activities, our revenue and earnings may be harmed; related publicity regarding such fraudulent activity could cause customers to lose confidence in using our software and adversely impact our results; any significant offering quality problems or delays in our offerings could harm our revenue, earnings and reputation; our participation in the Free File Alliance may result in lost revenue opportunities and cannibalization of our traditional paid franchise; the continuing global economic downturn may continue to impact consumer and small business spending, financial institutions and tax filings, which could negatively affect our revenue and profitability; year-over-year changes in the total number of tax filings that are submitted to government agencies due to economic conditions or otherwise may result in lost revenue opportunities; our revenue and earnings are highly seasonal and the timing of our revenue between quarters is difficult to predict, which may cause significant quarterly fluctuations in our financial results; our financial position may not make repurchasing shares advisable or we may issue additional shares in an acquisition causing our number of outstanding shares to grow; our inability to adequately protect our intellectual property rights may weaken our competitive position and reduce our revenue and earnings; our acquisition and divestiture activities may disrupt our ongoing business, may involve increased expenses and may present risks not contemplated at the time of the transactions; our use of significant amounts of debt to finance acquisitions or other activities could harm our financial condition and results of operation; and litigation involving intellectual property, antitrust, shareholder and other matters may increase our costs. More details about the risks that may impact our business are included in our Form 10-K for fiscal 2015 and in our other SEC filings. You can locate these reports through our website at http://investors.intuit.com. Forward-looking statements are based on information as of February 25, 2016 and we do not undertake any duty to update any forward-looking statement or other information in these materials.

TABLE A
INTUIT INC.
GAAP CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	January 31, 2016	January 31, 2015	January 31, 2016	January 31, 2015
Net revenue:
Product	$264	$195	$535	$423
Service and other	659	554	1,101	938
Total net revenue	923	749	1,636	1,361
Costs and expenses:
Cost of revenue:
Cost of product revenue	40	42	69	75
Cost of service and other revenue	153	139	284	258
Amortization of acquired technology	6	7	12	14
Selling and marketing	356	344	600	595
Research and development	205	188	418	377
General and administrative	120	115	237	234
Amortization of other acquired intangible assets	1	3	3	6
Total costs and expenses [A]	881	838	1,623	1,559
Operating income (loss) from continuing operations	42	(89)	13	(198)
Interest expense	(9)	(7)	(16)	(14)
Interest and other income (expense), net	(5)	2	(9)	2
Income (loss) before income taxes	28	(94)	(12)	(210)
Income tax benefit [B]	(1)	(34)	(10)	(69)
Net income (loss) from continuing operations	29	(60)	(2)	(141)
Net loss from discontinued operations [C]	(5)	(6)	(5)	(9)
Net income (loss)	$24	$(66)	$(7)	$(150)

Basic net income (loss) per share from continuing operations	$0.11	$(0.21)	$(0.01)	$(0.50)
Basic net loss per share from discontinued operations	(0.02)	(0.02)	(0.02)	(0.03)
Basic net income (loss) per share	$0.09	$(0.23)	$(0.03)	$(0.53)
Shares used in basic per share calculations	263	285	267	285

Diluted net income (loss) per share from continuing operations	$0.11	$(0.21)	$(0.01)	$(0.50)
Diluted net loss per share from discontinued operations	(0.02)	(0.02)	(0.02)	(0.03)
Diluted net income (loss) per share	$0.09	$(0.23)	$(0.03)	$(0.53)
Shares used in diluted per share calculations	266	285	267	285

Cash dividends declared per common share	$0.30	$0.25	$0.60	$0.50
See accompanying Notes.

INTUIT INC.
NOTES TO TABLE A

[A]	The following table summarizes the total share-based compensation expense that we recorded in operating income (loss) from continuing operations for the periods shown.

	Three Months Ended		Six Months Ended
(in millions)	January 31, 2016	January 31, 2015	January 31, 2016	January 31, 2015
Cost of revenue	$2	$1	$4	$2
Selling and marketing	18	17	37	33
Research and development	21	18	42	37
General and administrative	24	20	49	41
Total share-based compensation expense	$65	$56	$132	$113

[B]
We compute our provision for or benefit from income taxes by applying the estimated annual effective tax rate to income or loss from recurring operations and adding the effects of any discrete income tax items specific to the period.

In December 2015 the Consolidated Appropriations Act, 2016 was signed into law. The Act includes a permanent reinstatement of the federal research and experimentation credit that was retroactive to January 1, 2015. We recorded a discrete tax benefit of approximately $12 million for the retroactive effect during the second quarter of fiscal 2016.
We recorded a $1 million tax benefit on an income of $28 million for the three months ended January 31, 2016.
Our effective tax rate for the six months ended January 31, 2016 was approximately 87%. Excluding discrete tax items primarily related to the permanent reinstatement of the federal research and experimentation credit, as well as including the effects of losses in certain jurisdictions where we do not recognize a tax benefit, our effective tax rate for those periods was approximately 35% and did not differ significantly from the federal statutory rate of 35%.
Our effective tax rates for the three and six months ended January 31, 2015 were approximately 37% and 33%. Excluding discrete tax items primarily related to the reinstatement of the federal research and experimentation credit, as well as including the effects of losses in certain jurisdictions where we do not recognize a tax benefit, our effective tax rate for those periods was approximately 36% and did not differ significantly from the federal statutory rate of 35%.
[C] In the fourth quarter of fiscal 2015 we determined that our Demandforce, QuickBase, and Quicken businesses became long-lived assets held for sale and we accounted for them as discontinued operations.
We have segregated the operating results for these three businesses in our statements of operations for all periods presented. Net revenue from these businesses totaled $56 million and $115 million for the three and six months ended January 31, 2016. Net revenue from these businesses totaled $59 million and $120 million for the three and six months ended January 31, 2015. Net income or loss from discontinued operations was not significant for any period presented.
We have reclassified our balance sheets for all periods presented to reflect these businesses as discontinued operations. Because the cash flows of these businesses were not material for any period presented, we have not segregated them on our statements of cash flows.

TABLE B1
INTUIT INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
TO MOST DIRECTLY COMPARABLE GAAP FINANCIAL MEASURES
(In millions, except per share amounts)
(Unaudited)

	Fiscal 2016
					Six Months Ended
	Q1	Q2	Q3	Q4	January 31, 2016
GAAP operating income (loss) from continuing operations	$(29)	$42	$—	$—	$13
Amortization of acquired technology	6	6	—	—	12
Amortization of other acquired intangible assets	2	1	—	—	3
Share-based compensation expense	67	65	—	—	132
Non-GAAP operating income (loss) from continuing operations	$46	$114	$—	$—	$160

GAAP net income (loss)	$(31)	$24	$—	$—	$(7)
Amortization of acquired technology	6	6	—	—	12
Amortization of other acquired intangible assets	2	1	—	—	3
Share-based compensation expense	67	65	—	—	132
Net (gain) loss on debt securities and other investments	1	1	—	—	2
Income tax effects and adjustments [A]	(21)	(35)	—	—	(56)
Net (income) loss from discontinued operations	—	5	—	—	5
Non-GAAP net income (loss)	$24	$67	$—	$—	$91

GAAP diluted net income (loss) per share	$(0.11)	$0.09	$—	$—	$(0.03)
Amortization of acquired technology	0.02	0.02	—	—	0.04
Amortization of other acquired intangible assets	0.01	—	—	—	0.01
Share-based compensation expense	0.25	0.25	—	—	0.50
Net (gain) loss on debt securities and other investments	—	—	—	—	0.01
Income tax effects and adjustments [A]	(0.08)	(0.13)	—	—	(0.21)
Net (income) loss from discontinued operations	—	0.02	—	—	0.02
Non-GAAP diluted net income (loss) per share	$0.09	$0.25	$—	$—	$0.34

Shares used in GAAP diluted per share calculation	272	266	—	—	267

Shares used in non-GAAP diluted per share calculation	275	266	—	—	271
[A]    As discussed in “About Non-GAAP Financial Measures - Income Tax Effects and Adjustments” following Table E, our long-term non-GAAP tax rate assumes the federal research and experimentation credit is continuously in effect and eliminates the effects of non-recurring and period specific items. Consequently, our non-GAAP results for the second quarter and first six months of fiscal 2016 have been adjusted to exclude the $12 million discrete GAAP tax benefit that we recorded for the retroactive reinstatement of the research and experimentation credit. See note B to Table A for more information.
See “About Non-GAAP Financial Measures” immediately following Table E for information on these measures, the items excluded from the most directly comparable GAAP measures in arriving at non-GAAP financial measures, and the reasons management uses each measure and excludes the specified amounts in arriving at each non-GAAP financial measure.

TABLE B2
INTUIT INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
TO MOST DIRECTLY COMPARABLE GAAP FINANCIAL MEASURES
(In millions, except per share amounts)
(Unaudited)

	Fiscal 2015
	Q1	Q2	Q3	Q4	Full Year
GAAP operating income (loss) from continuing operations	$(109)	$(89)	$1,066	$(130)	$738
Amortization of acquired technology	7	7	8	8	30
Amortization of other acquired intangible assets	3	3	3	3	12
Professional fees for business combinations	—	1	1	—	2
Goodwill and intangible asset impairment charges	—	—	114	34	148
Gain on sale of long-lived assets	—	—	(30)	(1)	(31)
Share-based compensation expense	57	56	59	70	242
Non-GAAP operating income (loss) from continuing operations	$(42)	$(22)	$1,221	$(16)	$1,141

GAAP net income (loss)	$(84)	$(66)	$501	$14	$365
Amortization of acquired technology	7	7	8	8	30
Amortization of other acquired intangible assets	3	3	3	3	12
Professional fees for business combinations	—	1	1	—	2
Goodwill and intangible asset impairment charges	—	—	114	34	148
Gain on sale of long-lived assets	—	—	(30)	(1)	(31)
Share-based compensation expense	57	56	59	70	242
Net (gain) loss on debt securities and other investments	1	—	3	2	6
Income tax effects and adjustments	(19)	(25)	(10)	(29)	(83)
Net (income) loss from discontinued operations	3	6	155	(116)	48
Non-GAAP net income (loss)	$(32)	$(18)	$804	$(15)	$739

GAAP diluted net income (loss) per share	$(0.29)	$(0.23)	$1.78	$0.05	$1.28
Amortization of acquired technology	0.02	0.02	0.03	0.03	0.10
Amortization of other acquired intangible assets	0.01	0.01	0.01	0.01	0.04
Professional fees for business combinations	—	—	—	—	0.01
Goodwill and intangible asset impairment charges	—	—	0.40	0.12	0.52
Gain on sale of long-lived assets	—	—	(0.11)	—	(0.11)
Share-based compensation expense	0.20	0.20	0.21	0.25	0.85
Net (gain) loss on debt securities and other investments	—	—	0.01	0.01	0.02
Income tax effects and adjustments	(0.06)	(0.08)	(0.03)	(0.10)	(0.29)
Net (income) loss from discontinued operations	0.01	0.02	0.55	(0.42)	0.17
Non-GAAP diluted net income (loss) per share	$(0.11)	$(0.06)	$2.85	$(0.05)	$2.59

Shares used in GAAP diluted per share calculation	286	285	282	277	286

Shares used in non-GAAP diluted per share calculation	286	285	282	277	286
See “About Non-GAAP Financial Measures” immediately following Table E for information on these measures, the items excluded from the most directly comparable GAAP measures in arriving at non-GAAP financial measures, and the reasons management uses each measure and excludes the specified amounts in arriving at each non-GAAP financial measure.

TABLE C
INTUIT INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)

	January 31, 2016	July 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$334	$808
Investments	—	889
Accounts receivable, net	512	91
Income taxes receivable	108	84
Deferred income taxes	—	231
Prepaid expenses and other current assets	110	94
Current assets of discontinued operations	30	26
Current assets before funds held for customers	1,094	2,223
Funds held for customers	373	337
Total current assets	1,467	2,560

Long-term investments	28	27
Property and equipment, net	980	682
Goodwill	1,278	1,266
Acquired intangible assets, net	67	87
Long-term deferred income taxes	211	5
Other assets	103	106
Long-term assets of discontinued operations	215	235
Total assets	$4,349	$4,968

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$245	$—
Accounts payable	286	190
Accrued compensation and related liabilities	179	283
Deferred revenue	961	691
Other current liabilities	208	150
Current liabilities of discontinued operations	97	93
Current liabilities before customer fund deposits	1,976	1,407
Customer fund deposits	373	337
Total current liabilities	2,349	1,744

Long-term debt	1,000	500
Long-term deferred revenue	153	152
Other long-term obligations	138	172
Long-term obligations of discontinued operations	68	68
Total liabilities	3,708	2,636

Stockholders’ equity	641	2,332
Total liabilities and stockholders’ equity	$4,349	$4,968

NOTE:
In the second quarter of fiscal 2016, we elected to early adopt ASU 2015-17, “Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes” on a prospective basis. This new standard requires all deferred tax assets and liabilities, and any related valuation allowance, to be classified as noncurrent on the balance sheet. Prior periods were not adjusted.

TABLE D
INTUIT INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Six Months Ended
	January 31, 2016	January 31, 2015
Cash flows from operating activities:
Net loss	$(7)	$(150)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	94	75
Amortization of acquired intangible assets	19	36
Share-based compensation expense	137	122
Deferred income taxes	(11)	(16)
Tax benefit from share-based compensation plans	20	38
Excess tax benefit from share-based compensation plans	(20)	(38)
Other	10	19
Total adjustments	249	236
Changes in operating assets and liabilities:
Accounts receivable	(431)	(327)
Income taxes receivable	(26)	(110)
Prepaid expenses and other assets	(18)	12
Accounts payable	103	116
Accrued compensation and related liabilities	(100)	(79)
Deferred revenue	296	439
Other liabilities	43	110
Total changes in operating assets and liabilities	(133)	161
Net cash provided by operating activities	109	247
Cash flows from investing activities:
Purchases of available-for-sale debt securities	(181)	(619)
Sales of available-for-sale debt securities	942	458
Maturities of available-for-sale debt securities	126	328
Net change in money market funds and other cash equivalents held to satisfy customer fund obligations	(35)	(65)
Net change in customer fund deposits	35	65
Purchases of property and equipment	(394)	(116)
Acquisitions of businesses, net of cash acquired	—	(76)
Other	—	(10)
Net cash provided by (used in) investing activities	493	(35)
Cash flows from financing activities:
Proceeds from borrowings under credit facility	745	—
Net proceeds from issuance of stock under employee stock plans	56	101
Cash paid for purchases of treasury stock	(1,725)	(554)
Dividends and dividend rights paid	(161)	(143)
Excess tax benefit from share-based compensation plans	20	38
Net cash used in financing activities	(1,065)	(558)
Effect of exchange rates on cash and cash equivalents	(11)	(21)
Net decrease in cash and cash equivalents	(474)	(367)
Cash and cash equivalents at beginning of period	808	849
Cash and cash equivalents at end of period	$334	$482

TABLE E
INTUIT INC.
RECONCILIATION OF FORWARD-LOOKING GUIDANCE FOR NON-GAAP FINANCIAL MEASURES
TO PROJECTED GAAP REVENUE, OPERATING INCOME, AND EPS
(In millions, except per share amounts)
(Unaudited)

	Forward-Looking Guidance
	GAAP Range of Estimate				Non-GAAP Range of Estimate
	From	To	Adjmts		From	To
Three Months Ending April 30, 2016
Revenue	$2,210	$2,260	$—		$2,210	$2,260
Operating income	$1,200	$1,220	$80	[a]	$1,280	$1,300
Diluted earnings per share	$2.95	$3.00	$0.20	[b]	$3.15	$3.20

Twelve Months Ending July 31, 2016
Revenue	$4,525	$4,600	$—		$4,525	$4,600
Operating income	$1,115	$1,145	$335	[c]	$1,450	$1,480
Diluted earnings per share	$2.55	$2.60	$0.90	[d]	$3.45	$3.50
See “About Non-GAAP Financial Measures” immediately following this Table E for information on these measures, the items excluded from the most directly comparable GAAP measures in arriving at non-GAAP financial measures, and the reasons management uses each measure and excludes the specified amounts in arriving at each non-GAAP financial measure.

[a]
Reflects estimated adjustments for share-based compensation expense of approximately $72 million; amortization of acquired technology of approximately $6 million; and amortization of other acquired intangible assets of approximately $2 million.

[b]	Reflects the estimated adjustments in item [a], income taxes related to these adjustments, and other income tax effects related to the use of the long-term non-GAAP tax rate.

[c]
Reflects estimated adjustments for share-based compensation expense of approximately $303 million; amortization of acquired technology of approximately $24 million; and amortization of other acquired intangible assets of approximately $8 million.

[d]	Reflects the estimated adjustments in item [c], income taxes related to these adjustments, and other income tax effects related to the use of the long-term non-GAAP tax rate.

INTUIT INC.
ABOUT NON-GAAP FINANCIAL MEASURES

The accompanying press release dated February 25, 2016 contains non-GAAP financial measures. Table B1, Table B2 and Table E reconcile the non-GAAP financial measures in that press release to the most directly comparable financial measures prepared in accordance with Generally Accepted Accounting Principles (GAAP). These non-GAAP financial measures include non-GAAP operating income (loss), non-GAAP net income (loss) and non-GAAP net income (loss) per share.

Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. These non-GAAP financial measures do not reflect a comprehensive system of accounting, differ from GAAP measures with the same names and may differ from non-GAAP financial measures with the same or similar names that are used by other companies.

We compute non-GAAP financial measures using the same consistent method from quarter to quarter and year to year. We may consider whether other significant items that arise in the future should be excluded from our non-GAAP financial measures.

We exclude the following items from all of our non-GAAP financial measures:

•	Share-based compensation expense

•	Amortization of acquired technology

•	Amortization of other acquired intangible assets

•	Goodwill and intangible asset impairment charges

•	Professional fees for business combinations

We also exclude the following items from non-GAAP net income (loss) and diluted net income (loss) per share:

•	Gains and losses on debt and equity securities and other investments

•	Income tax effects and adjustments

•	Discontinued operations

We believe that these non-GAAP financial measures provide meaningful supplemental information regarding Intuit’s operating results primarily because they exclude amounts that we do not consider part of ongoing operating results when planning and forecasting and when assessing the performance of the organization, our individual operating segments or our senior management. Segment managers are not held accountable for share-based compensation expense, amortization, or the other excluded items and, accordingly, we exclude these amounts from our measures of segment performance. We believe that our non-GAAP financial measures also facilitate the comparison by management and investors of results for current periods and guidance for future periods with results for past periods.

The following are descriptions of the items we exclude from our non-GAAP financial measures.

Share-based compensation expenses. These consist of non-cash expenses for stock options, restricted stock units and our Employee Stock Purchase Plan. When considering the impact of equity awards, we place greater emphasis on overall shareholder dilution rather than the accounting charges associated with those awards.

Amortization of acquired technology and amortization of other acquired intangible assets. When we acquire an entity, we are required by GAAP to record the fair values of the intangible assets of the entity and amortize them over their useful lives. Amortization of acquired technology in cost of revenue includes amortization of software and other technology assets of acquired entities. Amortization of other acquired intangible assets in operating expenses includes amortization of assets such as customer lists, covenants not to compete and trade names.

Goodwill and intangible asset impairment charges. We exclude from our non-GAAP financial measures non-cash charges to adjust the carrying value of goodwill and other acquired intangible assets to their estimated fair values.

Professional fees for business combinations. We exclude from our non-GAAP financial measures the professional fees we incur to complete business combinations. These include investment banking, legal and accounting fees.

Gains and losses on debt and equity securities and other investments. We exclude from our non-GAAP financial measures gains and losses that we record when we sell or impair available-for-sale debt and equity securities and other investments.

Income tax effects and adjustments. We use a long-term non-GAAP tax rate for evaluating operating results and for planning, forecasting, and analyzing future periods. This long-term non-GAAP tax rate excludes the income tax effects of the non-GAAP pre-tax adjustments described above, assumes the federal research and experimentation credit is continuously in effect, and eliminates the effects of non-recurring and period specific items which can vary in size and frequency. Based on our current long-term projections, we are using a long-term non-GAAP tax rate of 34% which is consistent with the average of our normalized fiscal year tax rate over a four year period that includes the past three fiscal years plus the current fiscal year forecast. We will evaluate this long-term non-GAAP tax rate on an annual basis and whenever any significant events occur which may materially affect this long-term rate. This long-term non-GAAP tax rate could be subject to change for various reasons including significant changes in our geographic earnings mix or fundamental tax law changes in major jurisdictions in which we operate.

Operating results and gains and losses on the sale of discontinued operations. From time to time, we sell or otherwise dispose of selected operations as we adjust our portfolio of businesses to meet our strategic goals. In accordance with GAAP, we segregate the operating results of discontinued operations as well as gains and losses on the sale of these discontinued operations from continuing operations on our GAAP statements of operations but continue to include them in GAAP net income or loss and net income or loss per share. We exclude these amounts from our non-GAAP financial measures.
The reconciliations of the forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures in Table E include all information reasonably available to Intuit at the date of this press release. These tables include adjustments that we can reasonably predict. Events that could cause the reconciliation to change include acquisitions and divestitures of businesses, goodwill and other asset impairments, and sales of available-for-sale debt securities and other investments.